EXHIBIT 10.5
November 10, 2008
Advanced Viral Research Corp.
6 Executive Plaza, Suite 283
Yonkers, New York 10701
     Re: Employment
To Whom It May Concern:
This is to set forth our agreement regarding the payment of my salary.
From the two week pay period ending October 17, 2008 until the Triggering Event (as defined below), the Company shall pay 40% of my base salary and all other cash amounts obligated to be paid by the Company to me under our employment arrangement (e.g. $101,800 per annum) shall be deferred until the Company (i) acquires net proceeds of at least $3.0 million from the sale of the Company’s assets or securities; or (ii) consummates a merger transaction with the surviving entity having at least $3.0 million in cash availability (the “Triggering Event”).
Upon the occurrence of the Triggering Event, all amounts deferred hereunder shall be paid to me in one lump sum.
Except as otherwise specifically provided in this letter agreement, the terms of our arrangement shall remain in full force and effect
This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one letter agreement.

Sincerely,
/s/ Martin Bookman
Martin Bookman

Agreed and Acknowledged as of October 17, 2008
ADVANCED VIRAL RESEARCH CORP.
By: /s/ Stephen Elliston, Chief Executive Officer and President